Exhibit 10.09

December 22, 2004

Mr. Dale W. Strang

Dear Dale:

The purpose of this letter is to outline the general terms and conditions of IGN Entertainment Inc.’s (“The Company”) offer of employment to you.  This offer is conditioned upon the satisfactory resolution of the Company due diligence and reference checks. The terms of your employment are subject to the Company’s then current standard policies and agreements.

Position:                   Your initial position with the Company will be Executive Vice President and General Manager, Media Division reporting to Mark Jung, CEO.

Start Date:               Unless otherwise agreed, your first day of employment will be on or before December 31, 2004.

Salary:                      The Company will pay you a salary at a twice monthly rate of $12,500.00, subject to periodic review and adjustment at the discretion of the Company in accordance with its policies governing salary and compensation for employees with similar responsibilities to your own.

Sign-on Bonus:       You will receive a one time sign-on bonus in the amount of $50,000 (“Sign-on Bonus”) payable in the first paycheck after you begin employment with the Company.  Should you voluntarily leave at any time prior to the first anniversary of your employment start-date, you agree that you would repay the Company within 30 days of your departure a pro rata share of the Sign-on Bonus.  For purposes of illustration, if you were to leave on the six month anniversary of your start-date, you would repay the Company $25,000.

Annual Bonus:        You will be eligible to receive an annual performance bonus.  The actual bonus will be subject to the Company’s assessment of your performance.  The bonus will also be subject to your employment for the full period covered by the bonus, approval by and adjustment at the discretion of the Company’s Compensation Committee of the Board of Directors and the terms of any applicable bonus plan.  The Company will review your job performance on an

Mr. Dale W. Strang

December 22, 2004

annual basis and will discuss with you the criteria which the Company will use to assess your performance for bonus purposes.  The Company’s Compensation Committee of the Board of Directors may also make adjustments in the targeted amount of your annual performance bonus.  For 2005, your target bonus award is $125,000 at plan, not to exceed $375,000 in total for above plan performance and, subject to your being employed at the end of the year.

Benefits:                   As of your first day of employment, you will be eligible to participate in The Company’s employee benefits and insurance programs.  These programs include vacation, health, life, disability and dental insurance.  Details of these benefits programs will be made available to you when you start.

Stock Options:        You will be eligible to participate in the Company’s stock option program, subject to approval by the Board of Directors.  We will recommend to the Board of Directors after you join the Company that you be granted an option to purchase 150,000 shares of the Company’s common stock at the stock’s then fair market value, which we expect will be $5.50 per share.  Your eligibility for stock options will be governed by the 2003 Stock Option and Grant Plan and any associated stock option agreement required to be entered into by you and the Company.  In addition, and to summarize, your stock options will (a) allow you to exercise unvested options and convert them into restricted stock, (b) vest monthly over four years commencing with the date of your employment, (c) terminate or forfeit as to any unvested options or shares in the event you are terminated for any reason, and (d) provide for accelerated vesting in the event both (1) the Company is sold (with 50% of unvested shares vesting if the Company is sold within one year of your employment and 100% of unvested shares vesting if the Company is sold after the first anniversary of your employment), AND (2) you do not terminate your employment within one year of the sale (not including a termination by you following a reduction in your responsibilities) OR you are terminated by the acquiring company for any reason other than for cause (to be narrowly defined).  “Unvested Shares” in this context is defined as the number of shares that are not vested as of date of termination.

Other Terms:          Your employment with the Company shall be on an at-will basis.  In other words, you or the Company may terminate employment for any reason and at any time.  Similarly, the terms of employment outlined in this letter are subject to change at any time.  You will also be required to sign the Company’s standard Employee Agreement as a condition of your employment.  A copy of that Agreement is enclosed.

This offer requires confirmation that your existing employment agreement does not prohibit employment at The Company as specified.

Please confirm your acceptance of this offer by returning an executed copy of this offer letter to me no later than 5 p.m. PST on or before December 24, 2004.  I am excited about the opportunity to work with you and let me know if you need any further information prior to your start date.

Mr. Dale W. Strang

December 22, 2004

Very truly yours,

/s/ Mark Jung

Mark Jung
President and Chief Executive Officer

/s/ Dale W. Strang	12/24/04
Dale W. Strang	Date